Exhibit 99.1

Semtech Announces New $50 Million Stock Buyback Plan

CAMARILLO, Calif.--(BUSINESS WIRE)--Semtech Corporation (Nasdaq: SMTC) today announced that its Board of Directors has authorized a new $50 million stock buyback program. The new program authorizes the repurchase of common stock from time to time through negotiated or open market transactions. During fiscal year 2008, which ended on January 27, 2008, the Company repurchased an aggregate 12.9 million shares under its previous repurchase program and an accelerated stock repurchase program.

ABOUT SEMTECH

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

CONTACT:
Semtech Corporation
Todd German, Investor Relations, 805-480-2004